UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 26, 2015

GSI GROUP INC.

(Exact name of registrant as specified in its charter)

New Brunswick, Canada	001-35083	98-0110412
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

125 Middlesex Turnpike Bedford, Massachusetts	01730
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (781) 266-5700

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 26, 2015, the Board of Directors of GSI Group Inc. (the “Company”) appointed Matthijs Glastra as the Company’s Chief Operating Officer.

Mr. Glastra served as the Company’s Vice President and Group President of Laser Products and Medical Technologies since November 2013. Prior to that, he served as the Company’s Vice President and Group President of Laser Products since October 15, 2012. Mr. Glastra joined the Company in 2012 after an 18-year career with Philips, a technology company, where he most recently served as Chief Executive Officer of Philips Entertainment Lighting from June 2012 to October 2012. He previously served as Chief Operating Officer and Executive Vice President of Worldwide Operations of Philips Lumileds from July 2007 to June 2012, and held multiple general manager positions at various Philips business units, including Philips LCD Backlighting and Philips Semiconductors, from March 2001 to July 2007.

In connection with Mr. Glastra’s appointment as the Company’s Chief Operating Officer, his annual base salary will be increased to $412,965, effective as of April 5, 2015, and his target performance-based cash bonus opportunity for 2015 will be 65% of his annual base salary. In addition, on February 26, 2015, the Board of Directors of the Company granted Mr. Glastra 31,074 restricted stock units pursuant to the GSI Group Inc. 2010 Incentive Award Plan (Amended and Restated effective April 9, 2014). Such restricted stock units will vest in substantially equal installments over three years from the date of grant and will become fully vested immediately prior to a change in control.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GSI Group Inc.
(Registrant)

Date: March 2, 2015	By:	/s/ Robert Buckley
Robert Buckley
Chief Financial Officer

3